Exhibit 99.1


         Powerwave Technologies Provides First Quarter Update

    SANTA ANA, Calif.--(BUSINESS WIRE)--March 31, 2003--Powerwave Technologies, Inc. (Nasdaq:PWAV) today provided preliminary financial information for its first quarter ended March 30, 2003. For the first quarter ended March 30, 2003, revenues are expected to be in the range of approximately $50 million to $52 million. As expected, this revenue level will result in a net loss for the quarter. In addition, Powerwave's cash and cash equivalents are expected to exceed $163 million for the quarter ended March 30, 2003, compared with $162.5 million at December 29, 2002.
    "The worldwide wireless infrastructure industry continues to be impacted by the significant economic downturn which is affecting overall demand," stated Bruce C. Edwards, President and Chief Executive Officer of Powerwave Technologies. "While we anticipated a reduction in demand during the first quarter, we experienced an even greater decline than originally anticipated. Through our continued focus on asset management we have enhanced our strong balance sheet position during the first quarter of 2003. Going forward, we will remain focused on our cost and expense management to continue our leadership position in the RF power amplifier industry."
    Powerwave currently plans to release its financial results for the first quarter ended March 30, 2003 on Thursday, April 10, 2003 at 4 pm Eastern Time.

    About Powerwave Technologies

    Powerwave Technologies, Inc., a TL 9000 and ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufactures and markets both single carrier and multi-carrier RF power amplifiers for use in cellular, PCS and 3G base stations throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone 714/466-1000. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, please call 888/PWR-WAVE (797-9283) or visit our web site at www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

    Forward-Looking Statements

    The foregoing statements regarding the expected financial results and cash position for Powerwave's fiscal year 2003 first quarter are "forward looking statements" and are preliminary in nature. These statements are based upon information currently available to Powerwave and reflect the Company's current beliefs and expectations. Final results are subject to Powerwave's quarterly financial review procedures and consolidation of the Company's financial results. All of these statements are subject to risks and uncertainties which could cause our actual results to differ materially from those projected or implied. Powerwave also notes that its reported financial performance and period to period comparisons are not necessarily indicative of the results that may be expected in the future and Powerwave believes that such comparisons cannot be relied upon as indicators of future performance. Powerwave also notes that the market price of its Common Stock has exhibited high levels of volatility and therefore may not be suitable for all investors. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the Company's Form 10-K for the fiscal year ended December 29, 2002 which is filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


    CONTACT: Powerwave Technologies, Inc., Santa Ana
             Kevin Michaels, 714/466-1608